UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2008

Bio-Matrix Scientific Group, Inc.
(Exact Name of Company as Specified in Charter)

Delaware	0-32201	33-0824714
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

8885 Rehco Road, San Diego, California 92121
(Address of Principal Executive Offices, Zip Code)

Company’s telephone number, including area code: (619) 398-3517 ext. 308

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events.

On May, 12, 2008 the Board of Directors of Bio-Matrix Scientific Group, Inc. (“Company”) authorized

(a)    a dividend to Common shareholders of record as of May 28, 2008 (“Record Date”) to be paid to Common shareholders on or about June 10, 2008, such dividend to be payable in shares of the company’s authorized but unissued preferred stock .0001 par value and to consist of one share of preferred stock for every twenty five shares of Bio-Matrix Scientific Group, Inc. Common Stock owned as of the Record Date. The Preferred Share dividends will only be issued in the name of the beneficial owner of the Bio-Matrix Scientific Group Common Stock and no dividend shares will be issued in the name of a broker dealer to disseminate to its clients. Broker Dealers holding Common shares on behalf of clients shall be required to produce lists of Common shareholders designated by such Broker-Dealers as beneficial owners of the Company’s Common stock as of the Record Date. Any lists provided by Broker Dealers must reconcile with records on file with the Depository Trust and Clearance Corporation before the dividend may be paid by the Company

(b)    a dividend to Preferred shareholders of record as of May 28, 2008 (“Record Date”) to be paid to Preferred shareholders on or about June 10, 2008, such dividend to be payable in shares of the company’s authorized but unissued preferred stock .0001 par value and to consist of one share of preferred stock for every twenty five shares of Bio-Matrix Scientific Group, Inc. Preferred Stock owned as of the Record Date. The Preferred Share dividends will only be issued in the name of the beneficial owner of the Bio-Matrix Scientific Group Preferred Stock and no dividend shares will be issued in the name of a broker dealer to disseminate to its clients. The Preferred Share dividends will only be issued in the name of the beneficial owner of the Bio-Matrix Scientific Group Preferred Stock and no dividend shares will be issued in the name of a broker dealer to disseminate to its clients. Broker Dealers holding Preferred shares on behalf of clients shall be required to produce lists of Preferred shareholders designated by such Broker-Dealers as beneficial owners of the Company’s Preferred stock as of the Record Date. Any lists provided by Broker Dealers must reconcile with records on file with the Depository Trust and Clearance Corporation before the dividend may be paid by the Company. To the knowledge of the Company, currently no Preferred Shares are being held by Broker Dealers on behalf of clients.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-MATRIX SCIENTIFIC GROUP, INC.

By: /s/ David Koos
David Koos
Chief Executive Officer
Dated: May 13, 2008

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